Filed Pursuant to Rule 424(b)(5)
Registration No. 333-225230

AMENDMENT NO. 2 DATED NOVEMBER 12, 2020

to

PROSPECTUS SUPPLEMENT DATED JULY 17, 2019

(To the Prospectus Dated June 13, 2018)

Up to $31,716,138

Common Stock

This Amendment No. 2 to Prospectus Supplement (this “Amendment”) amends and supplements the information in our prospectus supplement dated July 17, 2019 (the “Prospectus Supplement”) and the accompanying prospectus dated June 13, 2018 (the “Prospectus”). This Amendment should be read in conjunction with the Prospectus Supplement and the accompanying Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus Supplement or the accompanying Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prospectus Supplement, the accompanying Prospectus, and any future amendments or supplements hereto or thereto.

We filed the Prospectus Supplement in connection with that certain Sales Agreement, dated July 17, 2019 (the “Sales Agreement”), by and between SVB Leerink LLC (“SVB Leerink”), acting as the agent, and us. Since July 17, 2019, we have sold an aggregate of 914,735 shares of our common stock pursuant to the Sales Agreement with an aggregate sales price of $8,283,862. Consequently, up to $31,716,138 remains available for sale by us under the Sales Agreement.

On March 23, 2020, we filed Amendment No. 1 to the Prospectus Supplement (the “March 2020 Amendment”) indicating that we were, at that time, subject to General Instruction I.B.6 of Form S-3, which limited the amounts that we were able sell under the registration statement of which the March 2020 Amendment, the Prospectus, the Prospectus Supplement and this Amendment form a part. We are currently no longer subject to the limitations under General Instruction I.B.6 of Form S-3 and, therefore, in accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $31,716,138 from time to time through SVB Leerink.

Our common stock is listed on the Nasdaq Capital Market under the symbol “IMUX.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” contained in the documents we incorporate by reference in this Prospectus Supplement to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

SVB Leerink

The date of this Amendment No. 2 to Prospectus Supplement is November 12, 2020.